Exhibit 99.1

Seattle Genetics Announces Definitive Agreement for $40 Million Financing

Conference call scheduled for 1:30 p.m. Pacific Time on May 13, 2003

Bothell, WA — May 13, 2003 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that it has entered into a definitive purchase agreement for the sale of $40 million of Series A convertible preferred stock and warrants to purchase common stock. The private placement, which is subject to approval by Seattle Genetics’ stockholders, will be led by JPMorgan Partners, LLC and Baker Brothers Investments, with additional participation by Delphi Ventures and BA Venture Partners, an existing major stockholder.

“This investment will provide Seattle Genetics with additional capital to advance our ongoing clinical trials of SGN-30 and SGN-15, move our preclinical product candidate, SGN-40, into the clinic and intensify our research and development initiatives,” stated Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are very pleased to have the support of such high-quality investors.”

“Seattle Genetics is an outstanding investment opportunity, possessing a robust product pipeline, leading antibody-arming technologies and strong strategic collaborations with industry leaders,” commented Srinivas Akkaraju, M.D., Ph.D., Principal at JPMorgan Partners. “We have been following the company for some time and believe that Seattle Genetics is at the cusp of emerging as a significant player in the large and growing field of antibody-based therapeutics for cancer and other human diseases.”

“This investment significantly strengthens Seattle Genetics’ financial position, allowing the company to further develop its programs and work towards achieving clinical development milestones,” added Felix Baker, Ph.D., Managing Partner at Baker Brothers Investments. “I look forward to working with the management team to deliver value for all stockholders.”

Under the terms of the agreement, Seattle Genetics has agreed to sell 1.6 million shares of Series A convertible preferred stock. The preferred stock is non-redeemable and is convertible on a 1:10 basis into 16 million shares of common stock at a fixed conversion price. The conversion price is $2.50 per share, which is based upon the 30-day volume weighted average sale price of Seattle Genetics’ common stock. The investors will also receive warrants to purchase 2 million shares of common stock at an exercise price of $6.25 per share. If the company’s stockholders do not approve the financing, JPMorgan Partners and Baker Brothers Investments will have the right to purchase up to a combined 19.99 percent of Seattle Genetics’ outstanding shares on substantially similar terms. Seattle Genetics intends to use the proceeds from the sale for ongoing and planned clinical trials, research and development programs and general corporate purposes.

Upon consummation of the financing, Drs. Akkaraju and Baker will be appointed to Seattle Genetics’ Board of Directors, expanding the company’s Board to nine members.

Dr. Srinivas Akkaraju joined JPMorgan Partners as a Principal in April 2001. From October 1998 to April 2001, he was in Business and Corporate Development at Genentech, Inc., most recently as Senior Manager. Prior to joining Genentech, Dr. Akkaraju was a graduate student at Stanford University, where he earned his M.D. and a Ph.D. in Immunology. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University in 1990.

Dr. Felix Baker is a Managing Partner of Baker Brothers Investments and a Managing Member of Baker Bros. Advisors, LLC. He received his Ph.D. in Immunology and a B.S. in Biology with honors from Stanford University. Dr. Baker is a director of Neurogen, Inc. (Nasdaq: NRGN), Conjuchem Inc. (TSX: CJC) and several privately held companies.

Seattle Genetics will host a conference call and webcast today, May 13, 2003, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss this announcement. The dial in number is (800) 257-1927 for U.S. callers and (303) 262-2075 for international callers. The call identification number is 538890. The live and archived webcast can be accessed at www.seattlegenetics.com, in the news and investor information section.

A telephone replay will be available for 48 hours following the live broadcast at (800) 405-2236, pass code 538890.

Seattle Genetics’ 2003 Annual Stockholders Meeting will be held Wednesday, May 14, 2003, at 10:00 a.m. Pacific Time. The private placement described in this release will not be voted upon at the annual meeting, but will be brought before stockholders at a special meeting on a future date to be determined.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including two being tested in multiple ongoing clinical trials, SGN-30 and SGN-15, and three in preclinical development, SGN-40, SGN-35 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs. More information about Seattle Genetics can be found at www.seattlegenetics.com.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com